UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 2, 2013, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the first quarter of 2013. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.07 Submission of Matters to a Vote of Security Holders

On April 30, 2013, the Company held its annual shareholders’ meeting. At the meeting, the Company’s shareholders: (i) elected both persons listed below under Proposal 1 to serve as director of the Company for a term that will continue until the 2016 annual meeting of shareholders and (ii) ratified the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm.

The following tables summarize voting results by the Company’s shareholders.

Proposal 1: To elect two directors to serve until the 2016 annual shareholders’ meeting.

Nominee	Votes FOR	Votes WITHHELD	Broker Non-Votes

John M. Mendez	10,966,653	876,951	1,726,934
Richard S. Johnson	9,423,945	2,419,659	1,726,934

Proposal 2: To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm.

Votes FOR	Votes AGAINST	Votes ABSTAIN

13,328,933	209,765	31,840

Item 7.01 Regulation FD Disclosure

On May 3, 2013, the Company held a public conference call to discuss its financial results for the quarter ended March 31, 2013. The conference call was previously announced in the earnings release dated May 2, 2013. The following are the prepared remarks.

John M. Mendez, President and Chief Executive Officer –

First let me say that we are pleased with our first quarter results and where we are in terms of operations following our significant 2012 expansion.

Earnings results for the quarter are consistent with our expectations in the current environment of low interest rates and continued slow growth. In that vein, we are using this period to continue to sharpen our operations, build our staffing and continue our focus on improvements in asset quality.

In the area of profit performance, we were pleased with the 15% increase in core earnings for the first quarter over the comparable quarter in 2012. I think any progression of earnings in this environment is notable. So this strong double digit increase is quite remarkable.

While we consider earnings strong in this environment, we note that we continue to sacrifice a level of earnings improvement as we maintain extremely high levels of liquidity as part of our effort to protect book value and mitigate interest rate risk. It is our belief that strong, consistent levels of core earnings, progressed at fair rates of increase, and a sharp focus on positioning the company for the next interest rate cycle is a good strategy. We continue to manage the balance sheet for quality and stability in the current environment, while building capital, balance sheet strength, and forward earnings momentum.

Capital levels are building nicely. This capital build, along with our complete integration of Waccamaw and Peoples, has put us quickly back in a bid eligible position. In that vein, we continue to search for partnerships and expansion opportunities, given the number of remaining opportunities for consolidation in the Virginias and Carolinas. We feel that it is very important to make gains on the balance sheet and in branch presence, while opportunities are available and in a continued low premium environment. This will provide for future earnings power and margin expansion as the cycle begins to turn.

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I would note that the newly acquired operations of Peoples and Waccamaw are performing at or above expectations. Deposit revenues at Waccamaw have been strong and the covered loan portfolio is contracting at a reasonable rate. With regard to Peoples, we have been through a significant cycle of renewals and we are satisfied with the retention level there in Richmond, as well as several favorable resolutions of some larger Purchased Credit Impaired loans.

Net accretion levels have been a bit lumpy from the fourth to the first quarter, due in large part to the implementation of recent accounting interpretations designed to better match assumed indemnification asset amortization with the accretion of the discount on certain of the loans within the Waccamaw portfolio. We have attempted to be conservative in our assumptions impacting these accretion levels and to maintain a strong position in terms of net realization of the indemnification asset.

David D. Brown, Chief Financial Officer –

We reported common net income for the first quarter of 2013 of $6.9 million, or $0.33 per diluted share. Core earnings for the quarter remained strong at $7.0 million. Core ROA and ROE for the quarter were 1.05% and 8.23%, respectively. Net non-core items of $160 thousand were made up of securities gains and gains on prepayment of Waccamaw debt.

Margin for the quarter was 4.15%. It continues to be positively impacted by accretion, though by not as much as last quarter. We recognized approximately $3.8 million in accretion. $1.9 million of the $3.8 million of accretion recognized this quarter was actually interest received on the PCI loans, so margin was affected positively by a net $2.0 million. That makes core net interest margin approximately 3.81% for the quarter.

We made a $1.1 million provision for loan losses during the first quarter and other real estate costs and net losses amounted to $625 thousand. Total credit costs of $1.8 million, were up slightly from the $1.5 million reported last quarter and on par with last first quarter.

Wealth revenues decreased $16 thousand on a linked-quarter basis on lower advisory and trust revenues. Linked-quarter, deposit account service charges were down significantly. Although service charges continue to be positively impacted by the addition of Waccamaw, first quarter is historically low and we continue to see a lower incidence rate of service fees. Other service charges and fees were up $104 thousand over last quarter and were positively impacted by safety deposit box fees and increased interchange revenues. Insurance revenues were up 37% linked-quarter and up 6% over last year. The linked-quarter increase is due largely to the seasonal collection of contingent commission and profit sharing from the carriers. More importantly, the year over year increase is very positive as it is driven by organic increases in business as profit-sharing payments are in line with last year.

Of note in the non-interest income line is the net negative accretion we recognized on the indemnification asset. We adopted the new accounting standard this quarter and began matching up the loan interest accretion with negative accretion on the indemnification asset. As the loans in the FAS 91 group of the Waccamaw loans have performed better than anticipated, we have begun to write off an associated portion of the indemnification asset.

In other operating income, we saw a big increase from last quarter, which was obviously a little lower than a normal run rate. We saw increases in mortgage banking income of $106 thousand over last quarter. This quarter’s number also includes a gain on debt prepayment of $296 thousand. hat is related to paying off Waccamaw debt that had been marked and the interest rate environment proved conducive to prepayment near quarter-end. All-in-all, I see that line item with a quarterly run rate of about $1.0 million going forward.

In the area of non-interest expense, fourth quarter efficiency remained strong at 59.6%. Total salaries and benefits were $10.1 million, another small decrease from last quarter.

The other operating expense line was $5.6 million for the quarter, which is relatively in-line with last quarter.

Period-end total assets shrank $11 million, or 0.4%, since December 31st. The CD portfolio declined $32 million, or another 4%, since last quarter-end. he no- and low-interest demand categories grew a net $50 million since last quarter, which is generally a seasonal phenomenon as we see customers receive their income tax refunds.

At March 31st, tangible book value per share was $11.83, a 1.5% increase from December 31st. We also announced our second quarter dividend based on first quarter results of 12 cents per share. That is in line with last quarter’s dividend and an increase of 9% over last second quarter’s dividend.

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TCE increased to 8.9% at March 31st from 8.7% at year-end. On an as-converted basis, TCE is 9.6%. We did not have any preferred stock convert during the quarter, but we did buy back just over 69 thousand shares at an average price of $15.60.

Gary R. Mills, Chief Credit Officer –

Total loans at quarter-end measured $1.69 billion, representing a 21.8% increase as compared to the first quarter of 2012. The approximate $302 million increase can be attributed to the acquisition of Peoples Bank of Virginia and Waccamaw Bank in the second quarter of 2012. Year to date, through the end of the first quarter 2013, the FCB loan portfolio has declined approximately $36 million. Approximately $24 million of the decline can be attributed to the covered loan portfolio, which is principally a result of continued problem loan resolution. The non-covered portfolio declined $12 million during the quarter, with the successful resolution of two previously identified problem loan relationships totaling approximately $7 million contributing to the decline. The resolution resulted in full payoff with no loss to the Bank.

Non-accrual loans in the non-covered portfolio were $30.1 million at quarter-end as compared to $23.9 and $24.6 as of fourth quarter 2012 and first quarter 2012, respectively. The increase in non-accrual loans is due to one loan relationship totaling $6.4 million. The borrower, which operates within the commercial real estate sector, has maintained a relationship with the Bank dating back to the late 90’s and has historically performed satisfactorily. The Bank is actively engaged with the borrower to achieve resolution. TDRs within the non-covered portfolio declined approximately $4.4 million primarily as a result of the seasoning of a $4.4 million restructuring and its migration to performing TDR status. Excluding covered assets, non-performing assets to total assets were 1.43% as of March 31, 2013, as compared to 1.42% and 1.41% as of December 31, 2012 and March 31, 2012, respectively. OREO not covered under loss share declined approximately $1.3 million during the quarter as the Bank was able to successfully liquidate an ORE parcel, which was a $1.5 million single family residence in the Mooresville, North Carolina, market.

The allowance for loan and lease losses totaled $24.9 million, or 1.66% of non-covered loans, as of first quarter as compared to $25.8 million, or 1.71%, and $25.8 million, or 1.86% as of December 31, 2012 and March 31, 2012, respectively. Provision for the quarter was $1.1 million, or 55% of net charge-offs. During the quarter, the Bank recorded a partial charge-off of $750 thousand on a loan which was equivalent to the specific reserve which had been previously established for the credit.

In spite of the marginal increases in non-accrual loans and net charge-offs during the quarter, I remain relatively optimistic about the Bank continuing to experience positive trends in its asset quality measures.

Item 8.01 Other Events

On April 30, 2013, the Company’s board of directors declared its quarterly cash dividend to common shareholders of twelve cents ($0.12) per common share, payable on or about May 31, 2013, to shareholders of record on May 17, 2013. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Earnings and dividend press release dated May 2, 2013

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	May 3, 2013	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer

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